As filed with the Securities and Exchange Commission on February 27, 2015

Registration No. 33-9783

Registration No. 33-56904

Registration No. 333-189297

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 2 to Form S-3 Registration Statement No. 33-9783

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 33-56904

Post-Effective Amendment No. 1 to Form S-3 Registration Statement No. 333-189297

UNDER

THE SECURITIES ACT OF 1933

MYLAN INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	25-1211621
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1000 Mylan Boulevard Canonsburg, Pennsylvania	15317
(Address of principal executive offices)	(Zip Code)

John D. Sheehan

Executive Vice President and

Chief Financial Officer

Mylan Inc.

1000 Mylan Boulevard

Canonsburg, Pennsylvania 15317

(724) 514-1800

(Name, address, and telephone number, including area code, of agent for service)

Bradley L. Wideman, Esq. Vice President, Associate General Counsel, Securities and Assistant Secretary Mylan Inc. 1000 Mylan Boulevard Canonsburg, Pennsylvania 15317 (724) 514-1800	William V. Fogg, Esq. Johnny G. Skumpija, Esq. Cravath, Swaine & Moore LLP 825 Eighth Avenue New York, NY 10019 (212) 474-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

Mylan Inc. (the “Registrant”) is filing these post-effective amendments to the following registration statements on Form S-3 (the “Registration Statements”) to deregister any and all securities registered but unsold or otherwise unissued under each such Registration Statement as of the date hereof:

(1)	Registration Statement No. 33-9783 on Form S-3 filed with the Securities and Exchange Commission (the “SEC”) on November 6, 1986, as amended by Post-Effective Amendment No. 1 filed with the SEC on December 5, 1986, registering the offer and sale of 100,000 shares, par value $0.50 per share, of the Registrant’s common stock.

(2)	Registration Statement No. 33-56904 on Form S-3 filed with the Securities and Exchange Commission on January 8, 1993, as amended by Pre-Effective Amendment No. 1 filed with the SEC on February 25, 1993, registering the offer and sale of 2,000,000 shares, par value $0.50 per share, of the Registrant’s common stock.

(3)	Registration Statement No. 333-189297 on Form S-3 filed with the Securities and Exchange Commission on June 13, 2013, registering the offer and sale of an indeterminate amount of the Registrant’s debt securities, preferred stock, par value $0.50 per share, and common stock, par value $0.50 per share.

On February 27, 2015, pursuant to that certain Amended and Restated Business Transfer Agreement and Plan of Merger, dated as of November 4, 2014 (the “Business Transfer Agreement”), by and among the Registrant, Mylan N.V., a public limited liability company (naamloze vennootschap) organized and existing under the laws of the Netherlands (formerly named New Moon B.V., “New Mylan”), Moon of PA Inc., a Pennsylvania corporation (“Merger Sub”), and Abbott Laboratories (“Abbott”), (a) New Mylan acquired Abbott’s non-U.S. developed markets specialty and branded generics business and (b) Merger Sub, New Mylan’s wholly owned indirect subsidiary, merged with and into the Registrant, with the Registrant as the surviving corporation in the merger (collectively, the “Merger”).

As a result of the Merger, the Registrant became a wholly owned indirect subsidiary of New Mylan, and the Registrant terminated all offers and sales of its securities registered pursuant to the Registration Statements. The Registrant, by filing these post-effective amendments, hereby terminates the Registration Statements and removes from registration any and all securities registered but unsold or otherwise unissued under the Registration Statements as of the date hereof. This filing is made in accordance with an undertaking made by the Registrant in Part II of each of the Registration Statements to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these post-effective amendments to the Registration Statements on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on February 27, 2015.

Mylan Inc.

By:	/s/ John D. Sheehan
John D. Sheehan
Executive Vice President and Chief Financial Officer

No other person is required to sign these post-effective amendments to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.